Exhibit (a)(1)(PP)

             Royalty Pharma's Response to Elan's Tysabri Valuation

                               [GRAPHIC OMITTED]

                                                                     31 May 2013

                  Response to Elan's Valuation of 29 May 2013
                                                                             cov

Elan's Valuation of Tysabri is Far Too High*
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[] Elan's Tysabri valuation "analysis" provides limited detail and relies only selectively on consensus numbers*

[] Elan's valuation assumptions are above full street consensus estimates and do not reflect a balanced risk assessment even if one believes in Tysabri (as we do)*

[] Elan asks shareholders to imagine a very hypothetical world where Elan is not laden with substantial expenses and is not funding expensive late-stage development programs (i. e.  for AOP Orphan)*

[] Elan's 7.5%  discount rate is low for a single product whose principal patent expires in 2020*

[] Tax rate assumption is optimistic given that $1.5   billion(1) NOLs will
likely be exhausted by YE'17, at which point the tax rate would increase to
12.5% (2*)

[] How can Elan claim the Tysabri royalty is worth $6.1   billion(3) when they
sold equivalent economics to Biogen for $3.25   billion(4) only two months
ago?*

--------------------------------------------------------------------------------
  Once you look through Elan's elementary valuation efforts with cherry-picked numbers...$12.50 is a full and fair value*
--------------------------------------------------------------------------------
* Denotes a Royalty Pharma opinion
(1) Disclosed by Elan on conference call on 6 February 2013 that company has
"over $1.5bn in available tax deductions"; this document assumes $1.5bn of
NOLs
(2) Tax rate assumed by Elan in 29 May 2013 slides post 2020
(3) Based on claim in 29 May 2013 slides that "The underlying value of Tysabri is $11.85 per share" and assumption used in those slides of a fully diluted
NOSH of 518m
(4) Assumes that Tysabri Transaction ascribed a valuation of $3.25bn to Elan's retained royalty participation, and that minimal net value ascribed to Elan's assets and liabilities other than Tysabri royalty and its net cash position, as set out in Royalty Pharma's previous announcements
                                                                               1

Elan's Tysabri Assumptions Are More Aggressive than Consensus*
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                               [GRAPHIC OMITTED]

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  These discrepancies are only part of the reason why 8 out of 10(2) analysts have price targets for Elan below our $12.50 offer price
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* Denotes a Royalty Pharma opinion
Note: See appendix for details of the Full Street Consensus
(1) Based on consensus forecasts included in appendix. Consensus is based on a median of all analysts publishing forecasts for each given year up to 2020.
Post 2020, the consensus forecast is grown each year by the median analyst growth rate for that year (this methodology is used given that the number of contributing analysts begins to decrease materially at this point)
(2) Based on analysts with published price targets on 30 May 2013 (sourced from Bloomberg, Factset)
(3) Including impact of fees
                                                                               2

Full Street Consensus Shows Much Lower Sales Than Elan's Version
--------------------------------------------------------------------------------

                               [GRAPHIC OMITTED]

* Denotes a Royalty Pharma opinion
Note: See appendix for details of the Full Street Consensus
(1) As used in Elan's 29 May 2013 slides (with growth of 5% p.a. post 2016)
(2) Based on consensus forecasts included in appendix. Consensus is based on a median of all analysts publishing forecasts for each given year up to 2020.
Post 2020, the consensus forecast is grown each year by the median analyst growth rate for that year (this methodology is used given that the number of contributing analysts begins to decrease materially at this point)
                                                                               3

Many Analysts Already Factor in SPMS in Estimates
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                               [GRAPHIC OMITTED]

--------------------------------------------------------------------------------
 High percentage of SPMS patients are already using or eligible for Tysabri, so upside from SPMS approval could be limited*
--------------------------------------------------------------------------------
* Denotes a Royalty Pharma opinion
(1) Based on statement in 29 May 2013 press release that "Additional life cycle opportunities may provide further upside. This valuation is based on one indication (RRMS) only"
(2) Leerink Swann survey published 30 May 2013
                                                                               4

Tysabri is a Great Drug, But New Patient Additions Had Already
Slowed Even Before Tecfidera's Extraordinary Launch*
--------------------------------------------------------------------------------

[] Tysabri net patient additions have slowed meaningfully began even prior to the Tecfidera launch
[] Tecfidera launched in 2Q'13 and is having one of t 500
[] Royalty Pharma believes these market trends put ~50% of its economics to
Biogen for $3.25 billion(1), undervalue the Tysabri royalty?*

                               [GRAPHIC OMITTED]

Source: Tysabri net patient adds from Biogen and Elan company filings;
Tecfidera launch data from IMS Health * Denotes a Royalty Pharma opinion
(1) Assumes that Tysabri Transaction ascribed a valuation of $3.25bn to Elan's retained royalty participation, and that minimal net value ascribed to Elan's assets and liabilities other than Tysabri royalty and its net cash position, as set out in Royalty Pharma's previous announcements (2) Royalty Pharma Offer
Enterprise Value as set out in Revised Offer Document
                                                                               5

Full Street Consensus Shows Tysabri Growth Slowing Dramatically
After 2016
--------------------------------------------------------------------------------

                                [GRAPHIC OMITTED]

* Denotes a Royalty Pharma opinion
Note: See appendix for details of the Full Street Consensus; Consensus is based on a median of all analysts publishing forecasts for each given year up to
2020. Post 2020, the consensus forecast is grown each year by the median analyst growth rate for that year (this methodology is used given that the number of contributing analysts begins to decrease materially at this point); $
figures are in millions
                                                                               6

Royalty Pharma Questions the Assumptions Made by Elan in its Attempt to Value the Tysabri Royalty*

1 **Sales Growth Beyond 2016 is Too High***	■ Elan is using sales growth of 5% per annum from 2016 to 2024 ■ Full Street Consensus CAGR from 2016 to 2024 is 1.0%[1] ■ Royalty Pharma's analysis uses Full Street Consensus instead of Elan's chosen higher growth rates
2 **Operating Expenses are Too Low***	■ Elan is running its valuation with no operating expenses, and instead footnotes what the impact of the operating expenses would be ■ Given Elan's spending track record, we think at a minimum that operating expenses will be $75m with 2% annual growth for inflation without the burden of its proposed transactions*
3 **Taxes Too Low & Cash Too High***	■ If Elan were to streamline operations, the $1.5bn NOLs[2] would likely be exhausted by 2017, meaning it would start paying 12.5% taxes in 2018, not 2021* ■ Royalty Pharma believes Elan's disclosed net cash of $1.9bn to be overstated by ~$80m[3] due to the breakage costs, fees, and interest payments associated with its string of hastily proposed transactions and the price paid for the NewBridge investment*
4 **Disc. Rate Beyond 2020 Too Low***	■ Fixed discount rate of 7.5% into perpetuity does not reflect the uncertainty of post-2020 period* ■ Based on its experience, Royalty Pharma believes a 10% discount rate for the post-2020 period would be more appropriate*

Adjusting for the assumptions made by Elan makes clear that $12.50 is a full and fair value

* Denotes a Royalty Pharma opinion
Note: See appendix for details of the Full Street Consensus; commentary on Elan valuation methodologies refers to Elan's press release and slides from 29 May 2013
[1] Consensus methodology as set out on previous slide
[2] As described on slide 1
[3] Includes $23m of fees related to recent Elan bond offering (including ~$3m of accrued and unpaid interest to be paid to 2021 Noteholders if any of Elan's proposed transactions, other than the Share Repurchase Program, are not approved at the Elan EGM), $10m break fee related to Theravance, €5m break fee related to AOP, and the $40m spent on NewBridge Pharmaceuticals

7

The Corrected Elan Value is Significantly Below Elan's Inflated Value*
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                               [GRAPHIC OMITTED]

* Denotes a Royalty Pharma opinion
Note: Per share valuation shown based on the fully diluted NOSH of 518m used by
Elan in 29 May 2013 slides

(1) As stated by Elan in 29 May 2013 slides
(2) Difference between calculation of Tysabri NPV based on full consensus and the value stated by Elan in 29 May 2013 slides (using the same assumptions as
Elan regarding discount rate and not including operating expenses)
(3) Impact on Tysabri NPV of assuming $75m of operating expenses initially, growing by 2% p.a.
(4) Impact on Tysabri NPV of assuming tax rate of 12.5% once NOLs of $1.5bn have been utilized (rather than post 2020, as assumed by Elan in 29 May 2013 slides);
Based on net cash of $1.86bn (calculated in Revised Offer Document) less adjustments referenced on previous slide (and not already incorporated therein)
(5) Impact on Tysabri NPV of using a post-2020 discount rate of 10% in terminal growth period rather than 7.5% as assumed by Elan in 29 May 2013 slides
(6) Adjusting for assumptions stated in this presentation
                                                                               8

Thorough Analysis Shows Value of Approximately $10.20 to $10.50 for Elan Today*
--------------------------------------------------------------------------------

After adjusting the assumptions  $4.00 made in Elan's analysis, the DCF value of Elan is significantly below Royalty Pharma's $12.50 offer(*)

                               [GRAPHIC OMITTED]

* Denotes a Royalty Pharma opinion
Note: See appendix for details of the Full Street Consensus and calculations underpinning figures; per share valuation shown based on the fully diluted NOSH of 518m used by Elan in 29 May 2013 slides
                                                                               9

A Buyer Who Pays Elan's Claimed Value For Tysabri Won't Break Even For 19
Years!*
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                               [GRAPHIC OMITTED]

Using the Full Street Consensus estimates with no expenses results in a 4.9%
return and a $6.1bn value (at $11.85 per share for Tysabri), an artificially high value

Including $75m of annual expenses(1) reduces the return to 2.0% achieved in 2047

Even with only $25m in expenses (which Royalty Pharma believes would be unlikely given Elan's track record), the return is 4.1% achieved in 2064

* Denotes a Royalty Pharma opinion
Note: See appendix for details of the Full Street Consensus
(1) Growing at 2% p.a.
                                                                              10

                                    APPENDIX
                                                                              11

Detailed Valuation Analysis Based on Consensus Through 2024
--------------------------------------------------------------------------------

                               [GRAPHIC OMITTED]

Note: See next slide for details of the Full Street Consensus; $ figures in millions (other than per share numbers)
Assumptions: expenses of $75m in 2013E, growing by 2% p.a.; Tax rate of 1.0%
until $1.5bn NOL fully utilized and 12.5% thereafter (in-line with the assumptions made by Elan in the 29 May 2013 slides); IRR on cumulative cash flow based on Elan's claim in 29 May 2013 slides that "The underlying value of
Tysabri is $11.85 per share"; based on the fully diluted NOSH of 518m used by
Elan in 29 May 2013 slides
                                                                              12

Full Street Analyst Consensus
--------------------------------------------------------------------------------

                               [GRAPHIC OMITTED]

Source: Equity research
                                                                              13

Illustrative Calculation of Economic Equivalent for Tysabri Royalty Implied by
Biogen Transaction
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                               [GRAPHIC OMITTED]

* Denotes a Royalty Pharma opinion
Source: Royalty Pharma illustrative analysis, with assumptions guided by slides released by Biogen on 6 February 2013
(1) Assumes manufacturing cost of sales is 6% of sales in each year
(2) Assumes third-party royalties are 10% of sales in 2014 and zero thereafter
(3) Assumes SG & A reduces from 21% of sales in 2014 to 15% of sales in 2018 and
12% of sales post 2020
(4) Assumes R & D expenses of 5% of sales in 2014 and 1% of sales thereafter
(5) Illustrative post-2020 assumption

Assumptions & Insights from Biogen 6 Feb Slides
--------------------------------------------------------------------------------
[] Tysabri royalty retained by Elan is economically equivalent to ~ half of the profits interest held by Elan before the Tysabri Transaction*

[] Biogen paid $3.25bn for ~ half of Elan's Tysabri economics, the Tysabri
Royalty captures the other half and can be attributed the same $3.25bn value

[] The Biogen Transaction set a powerful and highly relevant benchmark of
$3.25bn as a fair price for the Tysabri Royalty * Both Elan and Biogen were fully informed and willing buyer and seller

[] Based on Biogen slides & comments, table shows an illustrative calculation of annual cash flow from 50/50 profit interest pre the Tysabri Transaction versus the current royalty Elan will receive post the Tysabri Transaction

* As shown, the percentage of Elan's Tysabri cash flows sold to Biogen is likely to be less than 50% before 2018, should approximate 50% by 2018, and could be more than 50% post 2018
                                                                              14

Additional Information
The distribution of these materials in, into, or from, certain jurisdictions other than Ireland, the United Kingdom and the United States may be restricted or affected by the laws of those jurisdictions. Accordingly, copies of these materials are not being, and must not be, mailed or otherwise forwarded,
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who receive these materials (including without limitation nominees, trustees and custodians) and are subject to the laws of any jurisdiction other than
Ireland, the United Kingdom and the United States who are not resident in
Ireland, the United Kingdom or the United States will need to inform themselves about, and observe any applicable restrictions or requirements. Any failure to do so may constitute a violation of the securities laws of any such jurisdiction.
Additional Notice to US Investors
These materials are not a substitute for the Revised Offer Document and the
Revised Acceptance Documents that Royalty Pharma filed with the Securities and
Exchange Commision ("SEC") on Amendment No. 2 to Schedule TO on May 23, 2013,
or any other document that Royalty Pharma has filed and may file with the SEC in connection with the Offer. ELAN STOCKHOLDERS ARE URGED TO READ ANY SUCH
DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN
IMPORTANT INFORMATION ABOUT THE OFFER.  Any such documents will be available free of charge through the website maintained by the SEC at www.sec.gov or by directing a request to any of the persons listed above.
The Offer is and will be made in the United States pursuant to the US Exchange
Act, subject to certain exemptive relief which has been granted in respect of the Offer by the SEC and otherwise in accordance with the requirements of the
Irish Takeover Rules. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that may be different from those typically applicable under US domestic tender offer procedures and law. In addition, the Revised Offer Document and any other documents relating to the Offer have been or will be prepared in accordance with the Irish Takeover Rules and Irish disclosure requirements, format and style, all of which may differ from those in the United States.
Elan is incorporated under the laws of Ireland. Some of the directors of Elan are resident in countries other than the United States. As a result, it may not be possible for United States holders of Elan Stock to effect service of process within the United States upon Elan or such directors of Elan or to enforce against any of them judgements of the United States predicated upon the civil liability provisions of the federal securities laws of the United States.
It may not be possible to sue Elan or its officers or directors in a non-US court for violations of US securities laws. In addition, US holders of Elan
Stock should be aware that, if Royalty Pharma elects to proceed pursuant to a scheme of arrangement (as described in the Revised Offer Document), the federal securities laws of the United States may not be applicable.
Responsibility Statements
The directors of Royalty Pharma accept responsibility for the information contained in this announcement, save that the only responsibility accepted by the directors of Royalty Pharma in respect of the information in this announcement relating to Elan, the Elan Group, the Board of Elan and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the directors of
Royalty Pharma to verify this information). To the best of the knowledge and belief of the directors of Royalty Pharma (having taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.
The managing member of RP Management accepts responsibility for the information contained in this announcement, save that the only responsibility accepted by the managing member of RP Management in respect of the information in this announcement relating to Elan, the Elan Group, the Board of Elan and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the managing member of
RP Management to verify this information). To the best of the knowledge and belief of the managing member of RP Management (having taken all reasonable care to ensure that such is the case), the information contained in this announcement for which he accepts responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.
Rule 8 - Dealing Disclosure Requirements
Any holder of 1% or more of any class of relevant securities of Elan
Corporation, plc may have disclosure obligations under Rule 8.3 of the Irish
Takeover Rules. No Profit Forecast / Asset Valuations
No statement in this announcement constitutes a profit forecast for any period, nor should any statement be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Royalty Pharma, RP Management, Elan or any other entity as appropriate. No statement in this announcement constitutes an asset valuation.
Forward Looking Statements
These materials may include certain "forward looking statements" with respect to the business, strategy and plans of Royalty Pharma and its expectations relating to the Offer and Elan's future financial condition and performance.
Statements that are not historical facts, including statements about Elan or
Royalty Pharma or Royalty Pharma's belief and expectation, are forward looking statements. Words such as "believes", "anticipates", "estimates", "expects",
"intends", "aims", "potential", "will", "would", "could", "considered",
"likely", and variations of these words and similar future or conditional expressions are intended to identify forward looking statements but are not the exclusive means of identifying such statements. By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur.
Examples of such forward looking statements include (but are not limited to)
statements about expected benefits and risks associated with the Offer;
projections or expectations of profit attributable to shareholders; anticipated provisions or write-downs, economic profit, dividends, capital structure or any other financial items or ratios; statements of plans, objectives or goals of
Elan, the Elan Group, RP Management or Royalty Pharma following the Offer;
statements about the future trends in interest rates, liquidity, foreign exchange rates, stock market levels and demographic trends and any impact that those matters may have on Elan, the Elan Group, RP Management or Royalty Pharma
following the Offer; statements concerning any future Irish, U.S. or other economic environment or performance; statements about strategic goals, competition, regulation, regulatory approvals, dispositions and consolidation or technological or regulatory developments; and statements of assumptions underlying such statements.
Forward looking statements only speak as of the date on which they are made, and the events discussed in this announcement may not occur. Subject to compliance with applicable law and regulation, Royalty Pharma is not under any obligation to update publicly or revise forward looking statements, whether as a result of new information, future events or otherwise.
Capitalized Terms
All capitalized terms in these materials shall have the same meaning as set forth in the Revised Offer Document that Royalty Pharma filed with the
Securities and Exchange Commision ("SEC") on Amendment No. 2 to Schedule TO on
May 23, 2013, unless the context otherwise requires or unless otherwise specified.
                                                                              15